Exhibit 4.9

EXECUTED VERSION

23 December 2004

Global Crossing (UK) Finance Plc

as Lender

and

Global Crossing (UK) Telecommunications Limited

as Borrower

POUNDS STERLING DENOMINATED LOAN AGREEMENT

RELATING TO THE POUNDS STERLING PROCEEDS

OF THE HIGH-YIELD OFFERING

WEIL, GOTSHAL & MANGES

ONE SOUTH PLACE LONDON EC2M 2WG

020 7903 1000

WWW.WEIL.COM

THIS AGREEMENT is effective as of 23 December 2004 and is made between the following parties:

(1)	GLOBAL CROSSING (UK) FINANCE PLC, a company incorporated under the laws of England and Wales (registered no. 05267403), whose registered office is at Centennium House, 100 Lower Thames Street, London EC3R 6DL (the “Lender”); and

(2)	GLOBAL CROSSING (UK) TELECOMMUNICATIONS LIMITED, a company incorporated under the laws of England and Wales (registered no. 02495998), whose registered office is at Centennium House, 100 Lower Thames Street, London EC3R 6DL (the “Borrower”).

IT IS AGREED as follows:

1	INTERPRETATION.

1.1 Definitions. In this Agreement, the following terms have the meanings given to them in this Clause 1.1 (Definitions). Capitalized terms used herein without definition shall have the meanings assigned to them in the Indenture.

“Additional Sums”	means any Additional Interest and any other amounts due under any of the Indenture, the Sterling Notes or the Security Documents other than ordinary principal and Interest payments.

“Advance”	means the advance in an aggregate principal amount of up to £105,000,000.00 deemed made pursuant to the terms hereof (or the principal amount thereof outstanding from time to time), being the aggregate face value of the Sterling Notes.

“Dollar Notes”	means $200,000,000.00 of 10.75% Senior Secured Notes due 2014 issued by the Issuer pursuant to the Indenture.

“Facility Amount”	means the amount of the loan facility made or to be made available under this Agreement, being £105,000,000.00.

“Indenture”	means the Indenture dated the date hereof by and among the Lender as issuer, the Borrower as guarantor and the Trustee.

“Notes”	means the Dollar Notes and the Sterling Notes collectively.

“Notes Interest Rate”	means the rate of Interest applicable to the Sterling Notes (as varied from time to time), being initially 11.75%.

“Sterling Notes”	means £105,000,000.00 of 11.75% Senior Secured Notes due 2014 issued by the Issuer pursuant to the Indenture.

1.2	Interpretation. In this Agreement, unless a contrary intention appears, a reference to:

(a)	“$” and “dollars” denote the lawful currency of the United States; and

(b)	“£” and “Sterling” denote the lawful currency of the United Kingdom of Great Britain and Northern Island.

2	THE ADVANCE.

2.1 The Lender agrees, concurrently with and conditional on its receipt of the proceeds of the issuance of the Sterling Notes, to make available to the Borrower a Sterling term loan facility in an aggregate amount up to the Facility Amount.

2.2 The Advance made pursuant to Clause 2.1, less any discounts, underwriting or other fees or other expenses payable to or on behalf of the Lender, shall be transferred to such account as the Borrower may designate to the Lender for this purpose and in such currencies and proportions as the Lender may determine (as converted from Sterling into the relevant currency using the rate of exchange effective on the date of the transfer) (such amount, the “Cash Transfer Amount”).

2.3 The parties agree that (following the transfer of and notwithstanding the amount of the Cash Transfer Amount) the Lender shall be deemed to have made an advance to the Borrower equal to the Facility Amount on the date hereof. The Borrower acknowledges that the Facility Amount is equal to the gross principal amount due from the Lender pursuant to the purchase of the Sterling Notes and that the Facility Amount is in an amount greater than the Cash Transfer Amount as a result of the discount at which the Sterling Notes are issued (being 98.575%) and of the payment of underwriting or other fees and other expenses in respect of the Issue of the Sterling Notes.

3	INTEREST.

3.1 Interest. Interest will accrue on the Advance at the rate (being initially 11.875%) of 0.125% above the Notes Interest Rate per annum, computed on the basis of a 360 day year comprised of twelve 30-day months and actual days elapsed and will be payable immediately prior to (and in respect of the same period as) any requirement to pay Interest under the Indenture.

3.2 All such interest shall be paid in cash and shall be transferred in same day funds to such account or accounts with such person or persons as the Lender may designate to the Borrower for this purpose.

3.3 Additional Sums. If the Lender is obliged to pay any Additional Sums, the Lender shall notify the Borrower as soon as reasonably practicable and the Borrower shall pay such Additional Sums to the Lender prior to the date on which the Lender is obliged to pay such Additional Sums under the terms of the Indenture.

4	MATURITY, REPAYMENT AND CURRENCY TRUE-UP.

4.1 Maturity. The Borrower will repay the then outstanding principal balance of the Advance together with any Interest and other sums then owed by it under this Agreement immediately prior to the date on which (for whatever reason) the principal amount advanced under the Sterling Notes (or any part thereof) becomes due and payable.

4.2 Repayment. Except pursuant to Clauses 4.1 and 4.3 or with the prior consent of the Lender, at any time while the Sterling Notes are outstanding, the Borrower may not prepay, repay, repurchase, redeem or otherwise acquire or retire the Advance, except as a consequence of the extinguishment, by operation of law, of the Advance in connection with a merger, consolidation, amalgamation or other business combination transaction between the Borrower and the Lender which complies with the Indenture and as a consequence of which the Borrower or the Lender ceases to have separate legal existence. Notwithstanding the foregoing, the Advance may be prepaid or reduced at any time to facilitate or otherwise accommodate or reflect a redemption or repurchase of outstanding Sterling Notes by the Lender. Where any redemption premium is payable by the Lender in respect of Sterling Notes to be redeemed, a repayment premium of an equivalent amount shall be payable by the Borrower in respect of that part of the Advance which is prepaid in order to facilitate such redemption.

5	PAYMENTS.

5.1 Method of Payment. All payments to be made by the Borrower hereunder are to be made in pounds Sterling in immediately cleared funds not later than 10 a.m. (London time) on the due date.

5.2 No Withholding. The Borrower shall make all payments hereunder in full without set-off or counterclaim and not subject to any condition and free and clear of and without deductions for or on account of tax unless the Borrower is required to make such payment subject to the deduction or withholding of tax, in which case the sum payable by the Borrower in respect of which such deduction or withholding is required to be made shall be increased to the extent necessary to ensure that, after the making of the required deduction or withholding, the Lender receives and retains (free from any liability in respect of any such deduction or withholding) a net sum equal to the sum which it would have received and so retained had no such deduction or withholding been made or required to be made.

6	MODIFICATION AND WAIVER.

At any time while any Sterling Notes are outstanding, no amendment or waiver of the terms and conditions of this Agreement may be made by the Lender or the Borrower unless such amendment or waiver is permitted by and made in accordance with the terms of the Indenture and any amendment or waiver made in contravention of this Clause 6 shall be void.

7	EXERCISE OF RIGHTS.

No failure to exercise or delay in exercising on the part of the Lender, any right, remedy or power hereunder shall operate as a waiver nor shall any single or partial exercise preclude further or other exercise of any right, remedy or power, whether the same or any another right, remedy or power.

8	NOTICES.

All notices and other communications hereunder shall take effect on receipt and be by letter or facsimile transmission. Such notices shall be sent to the relevant party at such address or facsimile number as it may notify to the other party from time to time in writing.

9	CERTIFICATE.

A certificate from the Lender as to the amount at any time due from the Borrower to the Lender under this Agreement shall, in the absence of manifest error, be conclusive.

10	COUNTERPARTS.

This Agreement may be executed in any number of counterparts and by different parties on separate counterparts, each of which, when executed and delivered shall constitute an original, but all the counterparts shall constitute but one and the same instrument.

11	CONTRACTS (RIGHTS OF THIRD PARTIES) ACT 1999.

It is agreed that no term of this Agreement shall be enforceable by a person who is not a party hereto pursuant to the Contracts (Rights of Third Parties) Act 1999 or otherwise.

12	GOVERNING LAW.

This Agreement shall be governed by and construed in accordance with the laws of England and Wales. In relation to any legal action or proceedings arising out of or in connection with this letter agreement (“Proceedings”), each of the parties irrevocably submits to the non-exclusive jurisdiction of the English courts and waives any objection to Proceedings in such courts on the grounds of venue or on the grounds that Proceedings have been brought in an inappropriate forum.

13	INDEMNITY

The Borrower will indemnify the Lender within three Business Days of demand against any loss other than consequential and incidental loss which it incurs as a result of any failure by the Borrower to pay any amount due under this Agreement on its due date.

IN WITNESS WHEREOF the parties have executed this Agreement the day and year first above written.

SIGNATORIES

THE LENDER

Signed by	)
for and on behalf of	)
GLOBAL CROSSING (UK) FINANCE PLC	)

THE BORROWER

Signed by	)
for and on behalf of	)
GLOBAL CROSSING (UK))
TELECOMMUNICATIONS LIMITED